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                                                                      Exhibit 99

[LOGO]                                                          NEWS FROM WESTON

Financial Contact - Bruce Flamm
(610) 701-4535

Media Contact - Kathy Jones
(610) 701-3087

Recra Contact:  Robert A. Stadelmaier
President & CEO
(716) 691-2600

FOR RELEASE MAY 27, 1997                                           NASDAQ:WSTNA

                   WESTON COMPLETES SALE OF LABORATORY ASSETS

WEST CHESTER, PA -- Roy F. Weston Inc. (WESTON(R)), a leading international environmental services firm, announced today that it has completed the sale of the assets of its Environmental Metrics Division to Recra Environmental Inc. (Recra) of Amherst, N.Y.

         While WESTON did not disclose the terms of the transaction, the Company had fully provided for the transaction in a restructuring charge recorded in the third quarter of 1996.

         "We are confident that as an integral part of Recra, the laboratories will continue to provide WESTON clients with superior and cost-effective laboratory service," said acting WESTON president and chief executive officer William Robertson.

         According to Recra President and Chief Executive Officer Robert A. Stadelmaier, "The acquisition of WESTON's analytical laboratory business adds laboratories with very strong technical capabilities and a top-notch reputation for quality and service to both the public and private sectors." No major changes in management or technical personnel are

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planned by Recra, and the existing environmental laboratory operations, quality assurance plans, operating procedures, licenses, certifications and approvals remain in place and unaffected.

         Recra has been a leading provider of environmental analytical services to industry and government since 1977. The company has laboratories in Amherst, N.Y., Pittsburgh, Pa., and Houston, Texas, and service locations in Detroit, Mich., and Cleveland, Ohio.

         WESTON - celebrating its 40th anniversary -- partners with public and private sector clients to ensure outstanding environmental performance that supports their economic goals. Headquartered in West Chester, Pa., WESTON provides consulting, engineering and design, environmental construction, and facilities and business systems outsourcing through its worldwide network of 60 offices. For more information about the company, click to WESTON on the web at:

                                                     http://www.rfweston.com

         This release contains forward-looking statements regarding the Company's ongoing success with the restructuring plan, and the future success of the Company's strategic plan. These statements involve risks and uncertainties, including but not limited to the demand for environmental services. For a complete discussion of associated risks, please refer to the Company's recent forms 10-K and 10-Q.

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